Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Stock Symbol: BFSB
July 30, 2009	Traded on Nasdaq Global Market

CONTACTS:
Richard A. Kielty	Ralph Walther
President and	Vice President and
Chief Executive Officer	Chief Financial Officer

(718) 855-8500

BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
OPERATING RESULTS FOR THE THIRD QUARTER OF FISCAL 2009, AND ANNOUNCES A QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

BROOKLYN, N.Y. – July 30, 2009 – Brooklyn Federal Bancorp, Inc. (the “Company”) (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the “Bank”), today reported net income of $1.9 million, an increase of $0.5 million, or 29.6%, for the quarter ended June 30, 2009 compared to net income of $1.4 million for the same period in 2008.  The Company reported basic and diluted earnings per common share of $0.15 for the quarter ended June 30, 2009 compared to basic and diluted earnings per common share of $0.11 for the quarter ended June 30, 2008.

On July 21, 2009 the Company’s Board of Directors approved a cash dividend of $0.10 per share of common stock. The dividend will be paid to stockholders of record as of August 14, 2009, payable on August 28, 2009.

The Company also reported net income for the nine months ended June 30, 2009 of $4.3 million, an increase of $0.2 million, or 4.5%, compared to $4.1 million for the same period ended June 30, 2008. Basic and diluted earnings per common share were $0.34 and $0.32 for the nine months ended June 30, 2009 and 2008, respectively.

Financial Condition Highlights

Total assets at June 30, 2009 were $527.1 million, an increase of $43.3 million, or 8.9%, compared to total assets of $483.8 million at September 30, 2008.  The increase was primarily due to increases in net loans receivable of $52.6 million, or 22.0%, to $291.7 million at June 30, 2009 from $239.1 million at September 30, 2008 and other assets, which include accrued interest receivable, premises and equipment, bank owned life insurance, prepaid and other assets of approximately $1.0 million, or 5.2% to $20.5 million at June 30, 2009 from $19.5 million at September 30, 2008, offset in part by decreases in loans held-for-sale of $6.8 million, or 5.1%, to $127.4 million at June 30, 2009 from $134.2 million at September 30, 2008; investment securities, which include securities available-for-sale and held-to-maturity, of approximately $1.8 million, or 2.2%, to $79.9 million at June 30, 2009 from $81.7 million at September 30, 2008; investments in certificates of deposit of $1.4 million, or 100.0%, to zero at June 30, 2009 from $1.4 million at September 30, 2008; Federal Home Loan Bank (“FHLB”) of New York stock of $0.2 million, or 7.8%, to $2.6 million at June 30, 2009 from $2.8 million at September 30, 2008 and cash and due from banks of $0.1 million, or 0.6%, to $5.0 million at June 30, 2009 from $5.1 million at September 30, 2008.

Total deposits increased by $51.9 million, or 15.2%, to $394.4 million at June 30, 2009 from $342.5 million at September 30, 2008.  The increase was due to increases in certificates of deposit of $35.5 million, or 16.9%, to $245.9 million at June 30, 2009 from $210.4 million at September 30, 2008, interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $16.1 million, or 14.2%, to $129.4 million at June 30, 2009 from $113.3 million at September 30, 2008 and non-interest bearing deposits of $0.3 million or 1.8%, to $19.1 million at June 30, 2009 from $18.8 million at September 30, 2008. Total borrowings, which represent short-term and long-term FHLB of New York advances, decreased by $12.2 million, or 27.7%, to $32.0 million at June 30, 2009 from $44.2 million at September 30, 2008.  Other liabilities, which include advance payments by borrowers for taxes and insurance, accrued expenses and other liabilities, increased by $1.3 million, or 11.9%, to $12.1 million at June 30, 2009 from $10.8 million at September 30, 2008.  Stockholders’ equity increased by $2.3 million, or 2.7%, to $88.6 million at June 30, 2009 from $86.3 million at September 30, 2008.  The increase was primarily due to the addition of net income, offset in part by the implemented stock buy back program and the payment of cash dividends.

Financial Results Highlights:

Comparison of Operating Results for the Quarters Ended June 30, 2009 and 2008

Total net interest income before provision for loan losses increased $1.8 million, or 41.4%, to $6.4 million for the quarter ended June 30, 2009 compared to $4.6 million for the quarter ended June 30, 2008.  The primary reasons for the increase were increased interest income of $1.8 million, or 25.6%, to $8.8 million for the quarter ended June 30, 2009 from $7.0 million for the quarter ended June 30, 2008 and decreased interest expense of $0.1 million, or 3.6%, to $2.4 million for the quarter ended June 30, 2009 from $2.5 million for the quarter ended June 30, 2008.

The average balance of net loans, including loans held-for-sale, increased approximately $90.9 million, or 27.8%, to $417.4 million for the quarter ended June 30, 2009 compared to $326.5 million for the quarter ended June 30, 2008. The total average balance of the Company’s securities and other interest-earning assets decreased $2.1 million, or 2.4%, to $84.8 million for the quarter ended June 30, 2009 compared to $86.9 million for the quarter ended June 30, 2008.  The Company continued to deploy the funds from repayments in its securities portfolio, net deposit inflows and borrowings primarily into loan products and to a lesser extent investments held-to-maturity.  The average balance of total interest-earning assets increased $88.8 million, or 21.5%, to $502.3 million for the quarter ended June 30, 2009 compared to $413.5 million for the quarter ended June 30, 2008.  The average yield on total interest-earning assets increased 23 basis points to 7.02% for the quarter ended June 30, 2009 compared to 6.79% for the quarter ended June 30, 2008.  The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $63.7 million, or 21.2%, to $364.5 million for the quarter ended June 30, 2009 compared to $300.8 million for the quarter ended June 30, 2008.  The average balance of borrowings, which includes short and long term advances from the FHLB of New York, increased by $18.3 million, or 97.1%, to $37.1 million for the quarter ended June 30, 2009 compared to $18.8 million for the quarter ended June 30, 2008.  The average cost of total interest-bearing liabilities decreased 72 basis points to 2.37% for the quarter ended June 30, 2009 from 3.09% for the quarter ended June 30, 2008.

The loan loss provision increased $0.4 million for the quarter ended June 30, 2009 compared to the three months ended June 30, 2008.  The primary reasons for the increase were due to increases in higher risk loan originations, including multi-family mortgage loans, construction mortgage loans and land loans.

Non-interest income increased by $0.1 million, or 6.3%, to $0.7 million for the quarter ended June 30, 2009 from $0.6 million for the quarter June 30, 2008.  The increase was primarily due to an impairment charge of $0.6 million not taken on the Bank’s investment in a mutual fund that invests primarily in agency and private label mortgage backed securities for the quarter ended June 30, 2009.  The market values of the fund’s holdings had been steadily decreasing through last quarter ending March 31, 2009, which has caused a corresponding decrease in the fund’s net asset value, though it has stabilized this quarter.  In addition, the fund has continued the temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $2.8 million investment in this asset.  The Company continues to evaluate this investment to determine if additional write-downs will be necessary.  The increase was also due to an increase in the net gain on sale of loans held-for-sale of $39,000, offset by decreases in banking fees and service charges of $0.3 million and other income of $0.2 million.

Non-interest expense increased by $0.6 million, or 18.9%, to $3.6 million for the three months ended June 30, 2009, from $3.0 million for the three months ended June 30, 2008.  The increase is primarily due to the Bank’s accrual estimate for its Federal Deposit Insurance Corporation (“FDIC”) assessment of $0.3 million and the banking industry-wide special assessment of five (5) basis points on the Bank’s reported regulatory assets less its tier one (1) capital of approximately $0.2 million.  The Bank did not record any FDIC assessment charges in fiscal year 2008 since the assessments were offset by utilizing its one-time assessment credits, which have been fully utilized this fiscal year.  In addition, the Company experienced increases in compensation and fringe benefits of $0.2 million, or 7.5%, to $2.1 million for the three months ended June 30, 2009, from $1.9 million for the three months ended June 30, 2008 which includes increases primarily in the supplemental executive retirement and pension plans of approximately $0.1 million, and health care and other employee costs of $0.1 million.  The Company also experienced increased costs in occupancy and equipment of $68,000 and a decrease in other expenses of $0.2 million, or 36.1% to $0.3 million for the three months ended June 30, 2009, from $0.5 million for the three months ended June 30, 2008.

Income tax expense increased $0.5 million, or 71.3%, to $1.3 million for the three months ended June 30, 2009, from $0.8 million for the three months ended June 30, 2008.  The primary reason for this increase is the increased income before provision for income taxes.  The effective income tax rate of the Company for the three months ended June 30, 2009 was 41.5%, compared to the effective income tax rate of 35.0% for the three months ended June 30, 2008.  The increase in the effective income tax rate was primarily due to the increased taxable income of the Company’s Bank subsidiary.

Comparison of Operating Results for the Nine Months Ended June 30, 2009 and 2008

Net interest income before provision for loan losses increased by $5.0 million, or 38.8%, to $17.9 million for the nine months ended June 30, 2009, from $12.9 million for the nine months ended June 30, 2008.  The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $93.8 million and an 81 basis point increase in the Bank’s net interest rate spread to 4.34% for the nine months ended June 30, 2009, from 3.53% for the nine months ended June 30, 2008.  The Bank’s net interest margin increased 53 basis points to 4.86% for the nine months ended June 30, 2009 compared to 4.33% for the nine months ended June 30, 2008.

The average balance of net loans, including loans held-for-sale, increased $93.7 million, or 30.3%, to $402.7 million for the nine months ended June 30, 2009 from $309.0 million for the nine months ended June 30, 2008. The Company continues to deploy repayments on its securities portfolio, net deposit inflows and borrowings primarily into loan products and to a lesser extent held-to-maturity investments. The total average balance of the Company’s securities and other interest-earning assets increased $0.1 million, or 0.1% to $87.5 million for the nine months ended June 30, 2009 compared to $87.4 million for nine months ended June 30, 2008.  The average balance of total interest-earning assets increased approximately $93.8 million, or 23.7%, to $490.2 million for the nine months ended June 30, 2009 compared to $396.4 million for the nine months ended June 30, 2008.  The average yield on total interest-earning assets increased 1 basis point to 6.92% for the nine months ended June 30, 2009 from 6.91% for the nine months ended June 30, 2008.  The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $59.0 million, or 20.6%, to $345.7 million for the nine months ended June 30, 2009 from $286.7 million for the nine months ended June 30, 2008.  The average balance of borrowings, which includes short and long term FHLB of New York advances, increased $28.7 million, or 173.3%, to $45.2 million for the nine months ended June 30, 2009 from $16.5 million for the nine months ended June 30, 2008.  The primary purpose for the increased borrowings was to fund mortgage loan originations.  The average cost of total interest-bearing liabilities decreased 71 basis points to 2.58% for the nine months ended June 30, 2009 from 3.39% for the nine months ended June 30, 2008.

The Bank’s provision for loan losses increased by $1.1 million, or 976.1%, to $1.2 million for the nine months ended June 30, 2009 compared to $0.1 million for the nine months ended June 30, 2008.  The primary reasons for this increase were an additional specific allowance of $435,000 established for a non-accruing, vacant multi-family property loan and increases in higher risk loan originations, including multi-family mortgage loans, commercial real estate mortgage loans, construction mortgage loans and land loans.  The Bank continues to transfer loans from its held-for-sale loan portfolio to its mortgage loan receivable portfolio after reaching its internal limit in participating out interests in certain loans to other financial institutions.  The allowance for loan losses as of June 30, 2009 represented 0.81% of total loans, compared to 0.56% of total loans as of June 30, 2008.

Non-interest income decreased by approximately $1.3 million, or 60.6%, to $0.9 million for the nine months ended June 30, 2009 from $2.2 million for the nine months ended June 30, 2008.  The decrease was primarily due to an additional impairment charge of $0.9 million taken on the Bank’s investment in a mutual fund that invests primarily in agency and private label mortgage backed securities for the nine months ended June 30, 2009 compared to the $0.6 million taken during the period end June 30, 2008.  The market values of the fund’s holdings have been steadily decreasing, which has caused a corresponding decrease in the fund’s net asset value.  In addition, the fund has continued the temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $2.8 million investment in this asset.  Based on these factors, the loss was considered to be other than temporary.  The Company continues to evaluate this investment to determine if additional write-downs will be necessary.  The decrease was also due to decreased banking fees and service charges of $0.7 million, other income of $0.2 million and net gain on sale of loans held-for-sale of $0.1 million.

Non-interest expense increased by approximately $2.0 million, or 23.8%, to $10.5 million for the nine months ended June 30, 2009, from $8.5 million for the nine months ended June 30, 2008.  The increase resulted from increases of $1.1 million in compensation and fringe benefits, which includes increases in the supplemental executive retirement and pension plans of approximately $0.7 million, health care and other employee costs of $0.2 million and employee and director compensation costs of approximately $0.2 million. In addition, the Bank incurred an increase in its FDIC insurance assessment.  The increase consists of its accrual estimate for its ongoing FDIC insurance assessment of $0.3 million and the banking industry-wide special assessment of five (5) basis points on the Bank’s reported regulatory assets less its tier one (1) capital of approximately $0.2 million.  The Bank did not record any FDIC assessment charges in fiscal year 2008 since the assessment was offset by utilizing its one-time assessment credits, which have been fully utilized this fiscal year.  The Company also experienced increases in occupancy and equipment of $0.2 million, professional fee expense of $0.1 million and data processing fees of $0.1 million, offset by a decrease in other expenses of $0.1 million, which include advertising, office supplies, printing and insurance.

Income tax expense increased $0.3 million, or 14.9%, to $2.7 million for the nine months ended June 30, 2009, from $2.4 million for the nine months ended June 30, 2008.  The primary reason for this increase is the increase in income before provision for income taxes.  The effective income tax rate of the Company for the nine months ended June 30, 2009 was 39.0%, compared to the effective income tax rate of 36.7% for the nine months ended June 30, 2008.  The increase in the effective income tax rate was primarily due to the increased taxable income of the Company’s Bank subsidiary.

Asset Quality

At June 30, 2009, non-performing assets totaled $1.9 million, or 0.36% of total assets.  The ratio of the allowance for loan losses to total loans was 0.81% at June 30, 2009 compared to 0.56% at June 30, 2008.

As of July 23, 2009 one commercial real estate loan for $6.7 million was placed on non-performing and in non-accrual status.  This loan has an appraised vale of $13.2 million as of October 2005.  A new appraisal is presently being performed.  The Company believes that the loan to value will still be sufficient to cover the loan amount.

Stock Repurchase Programs

The Company’s Board of Directors authorized a fourth stock repurchase program for $2.0 million in November 2008.  The Company completed its third repurchase program in October 2008 by repurchasing 238,483 shares at an average cost of $12.58 per share, with a total cost of approximately $3.0 million.  The Company continues to repurchase shares through its $2.0 million repurchase plan, and as of June 30, 2009, the Company had repurchased 104,364 shares at an average cost of $11.47 per share, with a total cost of approximately $1.2 million.

Brooklyn Federal Savings Bank operates five banking offices, two located in Brooklyn (Kings County), one in Nassau County and two in Suffolk County, New York.  Additional financial data for the quarter ended June 30, 2009 may be found in Brooklyn Federal Bancorp’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,”  “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

FINANCIAL HIGHLIGHTS

	At June 30,	At September 30,
	2009	2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$527,121	$483,833
Cash and due from banks	5,025	5,053
Certificates of deposit	-	1,397
Securities available-for-sale	3,293	3,655
Securities held-to-maturity	76,617	78,086
Loans held-for-sale	127,389	134,171
Loans receivable, net	291,673	239,149
Deposits	394,408	342,475
Borrowings	32,000	44,239
Stockholders' equity	88,637	86,323

	For the Three Months Ended		For the Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)
Selected Operating Data:

Interest income	$8,820	$7,022	$25,422	$20,555
Interest expense	2,377	2,465	7,554	7,686
Net interest income before provision for loan losses	6,443	4,557	17,868	12,869
Provision for loan losses	376	(7)	1,216	113
Net interest income after provision for loan losses	6,067	4,564	16,652	12,756
Non-interest income	680	640	868	2,205
Non-interest expense	3,560	2,993	10,495	8,474
Income before income taxes	3,187	2,211	7,025	6,487
Provision for income taxes	1,324	773	2,738	2,383
Net income	$1,863	$1,438	$4,287	$4,104

Basic earnings per common share	$0.15	$0.11	$0.34	$0.32
Diluted earnings per common share	$0.15	$0.11	$0.34	$0.32

	At or For the Three Months Ended		At or For the Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Selected Financial Ratios:

Performance Ratios:
Return on average assets (1)	1.43%	1.32%	1.12%	1.31%
Return on average equity (1)	8.48%	6.63%	6.56%	6.37%
Interest rate spread (2)	4.65%	3.70%	4.34%	3.53%
Net interest margin (1) (3)	5.13%	4.41%	4.86%	4.33%
Efficiency ratio (4)	49.98%	57.59%	56.02%	56.22%
Non-interest expense to
average total assets (1)	2.73%	2.76%	2.75%	2.71%
Average interest-earning assets to
average interest-bearing liabilities	125.06%	129.37%	125.38%	130.70%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.36%	0.00%	(5)
Non-performing loans as a percent of total loans	0.45%	0.00%	(5)
Allowance for loan losses as a percent of total loans	0.81%	0.56%

Other Data:
Number of full service offices	5	5

(1)	Ratio is annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percent of average interest-earning assets for the period.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Less than 0.01%

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